Exhibit 99.2

Liberty Property Trust

Statement of Funds From Operations

December 31, 2012

(Unaudited and in thousands, except per share amounts)

	Quarter Ended				Year ended
	December 31, 2012		December 31, 2011		December 31, 2012		December 31, 2011
		Per		Per		Per		Per
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Dollars	Share	Dollars	Share	Dollars	Share	Dollars	Share

Reconciliation of net income to FFO - basic:
Basic - income available to common shareholders	$38,430	$0.33	$34,792	$0.30	$137,436	$1.18	$183,999	$1.60

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	3,413		3,549		14,152		14,452
Depreciation and amortization	42,518		42,123		164,615		168,435
Gain on property dispositions/impairment	(8,265)		(6,066)		(7,589)		(61,198)
Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions/impairment	(1,145)		(1,258)		(5,286)		(3,926)
Funds from operations available to common shareholders - basic	$74,951	$0.64	$73,140	$0.63	$303,328	$2.60	$301,762	$2.63

Reconciliation of net income to FFO - diluted:
Diluted - income available to common shareholders	$38,430	$0.32	$34,792	$0.30	$137,436	$1.17	$183,999	$1.59

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	3,413		3,549		14,152		14,452
Depreciation and amortization	42,518		42,123		164,615		168,435
Gain on property dispositions/impairment	(8,265)		(6,066)		(7,589)		(61,198)
Noncontrolling interest excluding preferred unit distributions	1,205		1,143		4,378		6,153
Funds from operations available to common shareholders - diluted	$77,301	$0.63	$75,541	$0.63	$312,992	$2.58	$311,841	$2.61

Reconciliation of weighted average shares:
Weighted average common shares - all basic calculations	117,556		115,373		116,863		114,755
Dilutive shares for long term compensation plans	822		717		831		748
Diluted shares for net income calculations	118,378		116,090		117,694		115,503
Weighted average common units	3,728		3,809		3,760		3,869
Diluted shares for Funds from operations calculations	122,106		119,899		121,454		119,372

The Company believes that the calculation of Funds from operations is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from property dispositions.  As a result, year over year comparison of Funds from operations reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income.  In addition, management believes that Funds from operations provides useful information to the investment community about the Company’s financial performance when compared to other REITs since Funds from operations is generally recognized as the standard for reporting the operating performance of a REIT.  Funds from operations available to common shareholders is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations available to common shareholders does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. Funds from operations available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.